Exhibit 4.81
First Amendment
To The Exclusive Requiem Online License and Distribution Agreement
This AMENDMENT (“Amendment”) is made and entered into on this 1st day of December, 2009 by and between Gravity Co., Ltd (hereinafter referred to as “Licensor”) and Gravity Interactive, Inc. (hereinafter referred to as “Licensee”).
RECITALS:
WHEREAS, Licensor and Licensee (“Parties” collectively) entered into an Exclusive Requiem Online License and Distribution Agreement (“The Agreement”) dated 21st day of February, 2008.
WHEREAS, both Parties to the Agreement now desire to amend the Agreement as set forth below;
AGREEMENT
NOW; THEREFORE, in consideration of the mutual promises and covenants contained herein, Licensor and Licensee agree as follows:
1. Service Sales Amount
The Article 1.14 in the Agreement shall be deleted in its entirety, and replaced with the following language:
1.14	“Service Sales Amount” shall mean the amount with deduction of value added tax(VAT) which do not exceed 10% of Gross Sales Amount, the Wholesaler-Discounts and the commission of channelling service granted under this Agreement from Gross Sales Amount.
2. Territory
The Article 1.20 of The Agreement shall be amended as the following language:
1.20	“Territory” shall mean the territory of the following North American countries, and European countries as follows:

•	North American countries: United States of America and Canada

•	European countries: Switzerland, Norway, Denmark, Ireland, Spain, Sweden, United Kingdom, Iceland, Finland, France, Germany, Greece, Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Hungary, Italy, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Albania, Andorra, Bosnia and Herzegovina, Liechtenstein, Moldova, Monaco, Montenegro, San Marino, Serbia, Vatican City State, Croatia, Former Yugoslav Republic of Macedonia, Turkey

3. Royalty
The Article 5.2 in the Agreement shall be deleted in its entirety, and replaced with the following language:
5.2	Upon Licensee’s receipt of Licensor’s written invoice, Licensee shall pay to Licensor as Royalty Payments Twenty Eight percent (28%) of the Service Sales Amount during the commercial period of this Agreement. Subject to Article 5.2, the Royalty Payment shall be paid by Licensee on a quarterly basis within Thirty (30) days after the end of the applicable quarter. The Royalty Payment shall be deemed made upon presentation by Licensee of remittance confirmation or notice to Licensor of payment. Unless Licensor actually receives the remitted amount, the Royalty Payment shall not be deemed to have been paid. Licensee may not set-off the Royalty Payment against any claims Licensee may have against the Licensor. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within Twenty (20) days after the end of the applicable month. Each Royalty Report shall contain detailed information concerning the calculation of Service-Sales Amount for the applicable month. The Royalty for September 2009 shall be paid to Licensor along with the royalty payment for fourth quarter of 2009 in January 2010.
4. The Right of Channelling Service
Licensor hereby grants to the Licensee the right to contract the channelling service company for the Game service through channelling within the Territory.
5. Continuing Effectiveness of the Agreement
Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
6. Mutual Consent
If Licensor consider that other third party is more eligible than Licensee for servicing Requiem Online game in the Territory of European countries, Licensor may immediately terminate this Amendment upon a written notice with 30day notice prior to the termination to Licensee. And then Licensor may enter into a license agreement with third party.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above-written.

Gravity Co., Ltd.			Gravity Interactive Inc.

By:			By:
	Name:	Toshiro Ohno		Name: Yoshinori Kitamura
	Title:	President & CEO		Title: CEO
	Date:			Date:

By:
	Name:	Yoon Seok Kang
	Title:	CEO
Date:

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